Exhibit 99.2

In re: PHI, Inc. et al

Term Sheet

Term	Description
Form of Consideration	• Warrants

Amount	• For 5% of the Reorganized Debtors’ common equity issued and outstanding as of the effective date of the plan.

Term	• Three Years

Strike Price	• Equal to the amount of all debt claims (including accrued and unpaid interest, if any) settled, in cash, debt or equity as of the Confirmation Date.

Strike Price Adjustment

•   No Black-Scholes Protection.

•   Anti-dilution protection against extraordinary dividends paid from the proceeds of any sale of a division or similar substantial part of the Reorganized Debtors (e.g. HNZ, O&G, and Air Medical) (Anti-Dilution protection provided for two years from the effective date of the plan).

Commitment of the Parties

•   The Equity Committee and its members so long as the Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, the “Plan”) has not (without the Equity Committee’s consent) been amended, modified or supplemented in a manner inconsistent with this Term Sheet and provided this Term Sheet remains in effect: (i) shall support the Plan, and (ii) shall not (a) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan, (b) propose, file, support, or vote for any restructuring for the Debtors other than the Plan, (c) take any action to encourage any other person or entity to take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with the Settlement Stipulation, or (d) take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance, consummation, or implementation of the Plan and the mutual releases and exculpation provisions contained in the Plan, in exchange for the Old Equity Settlement Warrants (as defined in the Plan) as further described herein.

Imperial Capital, LLC’s Fees

•   Any compensation sought in a final fee application filed by Imperial Capital, LLC, as financial advisor to the Equity Committee, shall be limited to a maximum cap of $750,000, inclusive of all monthly and transaction fees and expenses. Neither the Debtors nor the Official Committee of Unsecured Creditors shall object to a fee application that conforms to the prior provision.

Third Party Opt-Out Release	• Each member of the Equity Committee shall agree not to exercise its “opt-out” of the third party releases set forth in the Plan and related solicitation materials.

Other

•   Warrants shall be freely tradable (whether the Reorganized Debtors’ equity is publicly listed or not) pursuant to section 1145 of the Bankruptcy Code, provided that such agreement shall be not result in additional costs or restrictions on the Reorganized Debtors.

•   Warrants to be structured such that they do not count towards foreign ownership cap to comply with applicable regulatory restrictions as determined by the Debtors and Official Committee of Unsecured Creditors, and

•   Common equity issued on account of warrants to be subject to limitations to be determined by the Debtors to assure FAA compliance.